15 Allstate Parkway, Suite 600, Markham, Ontario, L3R5B4, Canada
Tel: 1.416.246.9997 Fax: 1.905.415.0332 www.kalloinc.com

Exhibit 99.1

KĀLLO INC. LAUNCHES PACS AND RIS SYSTEMS

MARKHAM, Ont. (June 4, 2012) – With a strategic vision to provide leading edge technologies and solutions at better prices, Kallo Inc. announces the launch of a price disruptive PACS/RIS system.

“There is need for a paradigm shift to significantly lower the cost of Medical Image Management and Archiving. Now the customer has an option to choose either an appliance-based solution consisting of a sophisticated image archiving, image management, visualization tools and workflow optimization capabilities integrated with state-of-the-art hardware, or an appliance-less solution and pay by usage. Sending and receiving images has never been faster, more secure and meaningful to cost of care” said John Cecil, Chairman and CEO

We believe the Canadian Radiology services will benefit from Kallo’s automated report distribution and workflow automation resulting in increase productivity. Kallo has built a team trained for sales, marketing, product management, engineering and implementation. Our Intensive training program enables us to present our solutions effectively to the medical community, solving healthcare business issues at disruptive costs.

At the 17th International Society of Radiographers and Radiological Technologists (ISRRT) world congress in Toronto, we showcase our complete solution (PACS/RIS, EMR, and Viewing devices) to the International Radiological community, create technology awareness in the market and enhance our business development efforts.

Kāllo Inc., is a publicly traded company, listed on the OTC markets, (otcmarkets.com) stock symbol KALO.OB

Media contact:
John Cecil or Vince Leitao
416-246-9997
http://www.kalloinc.ca//